Exhibit 10.2
Prometheus Senior Quarters LLC
Lazard Senior Housing Partners LP
LSHP Coinvestment Partnership I LP
May 12, 2011
Ventas, Inc.
111 South Wacker Drive, Suite 4800
Chicago, IL 60606
Re: Lock-Up Agreement
Ladies and Gentlemen:
This letter agreement is being delivered pursuant to the Merger Agreement, dated October 21, 2010, by and among Ventas, Inc., a Delaware corporation (“Acquiror”), Ventas SL I, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Acquiror, Ventas SL II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Acquiror, Ventas SL III, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Acquiror, Atria Holdings LLC, a Delaware limited liability company, Lazard Senior Housing Partners LP, a Delaware limited partnership (“Senior Housing LP”), LSHP Coinvestment Partnership I LP, a Delaware limited partnership (“Coinvestment LP”) (Senior Housing LP, Coinvestment LP and Prometheus Senior Quarters LLC, a Delaware limited liability company, each, a “Stockholder” and, collectively, the “Stockholders”), Atria Senior Living Group, Inc., a Delaware corporation, One Lantern Senior Living Inc, a Delaware corporation, and LSHP Coinvestment I Inc, a Delaware corporation (as amended, the “Merger Agreement”). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.
As contemplated in the Merger Agreement, Stockholders and Acquiror agree as follows.
(1) During the period (the “Lockup Period”) beginning on the date hereof and ending on November 12, 2012, Stockholders will not (x) directly or indirectly offer for sale, sell, contract to sell, announce the intention to sell, assign, pledge, sell any option to purchase, purchase any option to sell, make any short sale of or otherwise dispose of (collectively, “Transfer”) 3,697,541 shares of common stock of Acquiror, par value $0.25 per share (“Acquiror Common Stock”), received by them as the stock portion of the Merger Consideration (collectively, the “Escrow Shares”) or (y) enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of Stockholders’ ownership (“Hedge”) of any shares of Acquiror Common Stock, in each case, received by them as the stock portion of the Merger Consideration (the “Shares”), whether any such Transfer or Hedge is to be settled by delivery of any shares of Acquiror Common Stock, in cash or otherwise, except as permitted below.

(2) During the Lockup Period, Stockholders will not Transfer any Escrow Shares, except that the Stockholders: may Transfer Escrow Shares to Escrow Agent, or to Acquiror, as provided in the Escrow Agreement; and may make Transfers of Escrow Shares to Acquiror pursuant to the terms of the Merger Agreement and the Escrow Agreement.
(3) Stockholders shall not Transfer any Shares:
(a) (i) in one or more related transactions in which any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) purchases an aggregate number of Shares representing 5% or more of the outstanding shares of the Acquiror Common Stock or (ii) to any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) who, prior to such Transfer, beneficially owned 5% or more of the outstanding shares of Acquiror Common Stock, provided that the restrictions set forth in this Section 3(a) shall not apply to a Transfer to a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) if each of the following conditions are satisfied: such transferee (A) has filed a Schedule 13G under the Exchange Act with respect to Acquiror and has not subsequently filed a Schedule 13D under the Exchange Act that remains in effect with respect to Acquiror or (B) is an institutional investor, pension fund, foundation, sovereign wealth fund, real estate fund, mutual fund, index fund or other similar passive investor that invests in securities similar to Acquiror Common Stock and has not filed a Schedule 13D with regard to Acquiror; and provided, further, that the restrictions set forth in this Section 3(a) shall not apply to a Transfer (x) consisting of a block trade executed at prevailing market prices obtainable at the time of such transfer through brokers in transactions on the New York Stock Exchange, provided that the Stockholder does not know or have good reason to believe that such Transfer would result in a Transfer of Shares representing 5% or more of the outstanding shares of Acquiror Common Stock to any person or group that has filed a Schedule 13D with regard to Acquiror that remains in effect, or (y) to or by one or more underwriters in connection with an underwritten offering, including a block trade or a widely distributed public offering, so long as the Stockholder does not know or have good reason to believe that such offering would result in a Transfer of Shares representing 5% or more of the outstanding shares of Acquiror Common Stock to any person or group that has filed a Schedule 13D with regard to Acquiror, or (z) effected through a widely distributed public offering; or
(b) until Stockholders have completed an underwritten offering, which for purposes of this Agreement includes an underwritten block trade, of more than 10,630,501 Shares, to one or more Persons (it being understood that, notwithstanding the other provisions of this letter agreement, the Stockholders are permitted to complete such an underwritten offering at any time so long as it involves at least 10,630,501 Shares and is in accordance with the terms for such an offering set forth in the Registration Rights Agreement, of even date herewith, by and among Acquiror and each of the Stockholders), provided that this Clause (b) shall not restrict, and any Stockholder or permitted transferee thereof will be permitted to make: (i) Transfers to another Stockholder or an Affiliate of any Stockholder or to any entity that is controlled, directly or indirectly, by Lazard Alternative Investments LLC or a successor to all or substantially all of its business (“LAI”) or a fund managed by a controlled affiliate of LAI, (ii) Transfers to Atria Senior Living, Inc., (iii) a contribution or other Transfer to one or more of Atria Senior Living, Inc.’s subsidiaries that serves as an employer, or (iv) Transfers to employees of Atria Senior Living, Inc. or one of its direct or indirect subsidiaries (the Transfers described in Clauses (i)-(iv), collectively, “Internal Transfers”);

(c) in market trades until Stockholders have completed an underwritten offering of more than 10,630,501 Shares;
(d) on any given day in an amount greater than 20% of the average daily trading volume of Acquiror Common Stock for the 20-trading day period immediately preceding the date of such Transfer; provided that the foregoing restriction shall not apply to Transfers of the type described by clauses (x) and (y) of Section 3(a), Internal Transfers or Transfers of the type described in Section 3(f) below;
(e) within any three-month period in one or more transactions having an aggregate value exceeding $250,000,000; provided that the foregoing restriction shall not apply to Transfers of the type described by clauses (x) and (y) of Section 3(a), Internal Transfers or Transfers of the type described in Section 3(f) below; or
(f) to direct or indirect members, partners or other equity holders of any Stockholder until Stockholders have completed an underwritten offering or block trade of more than 10,630,501 Shares.
The foregoing restrictions on Transfer may be waived by Acquiror with respect to any specific Transfer. Any Transfer or attempted Transfer of Shares in violation of Sections 1, 2 or 3 shall, to the fullest extent permitted by law, be null and void ab initio, and Acquiror shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Acquiror.
(4) Except to the extent such action is taken in connection with an Internal Transfer, no Stockholder shall, and each Stockholder shall direct its officers, directors, employees, investment bankers, advisors, agents and other representatives not to, directly or indirectly, take any action for or on behalf of any Stockholder to solicit, initiate or encourage any Person to acquire a block of Shares directly from Stockholders. Provided that Stockholders are in compliance with the preceding sentence, Stockholders may consummate two, but not more than two, direct sales of Shares in transactions registered with the Securities and Exchange Commission (“SEC”) initiated by an inquiry or request from a third party or by Acquiror; provided, however, that no more than 6,378,301 Shares, in the aggregate, may be Transferred by Stockholders pursuant to this Section 4; and provided, further, that Stockholders may only engage in a Transfer permitted by this Section 4 following the completion of an underwritten offering, including a block trade, of more than 10,630,501 Shares.

(5) As a condition to a Transfer of Shares by Stockholders to (i) another Stockholder or to any entity that is controlled, directly or indirectly, by LAI, (ii) Atria Senior Living, Inc., (iii) one or more of Atria Senior Living, Inc.’s subsidiaries that serves as an employer, or (iv) employees of Atria Senior Living, Inc. or one of its direct or indirect subsidiaries, such transferee or other recipient of Shares in any such Transfer shall agree in writing to be bound by the limitations on Transfer and other restrictions applicable to Stockholders in this letter agreement with respect to such Shares for so long as those restrictions continue to apply to Stockholders (it being agreed, however, that the employees of Atria Senior Living, Inc. who receive shares as compensation will be exempt from the requirements of Section 6 below). As used herein, “control” means the power to direct the business and policies of an entity, whether by ownership of equity interests, by contractual right or otherwise.
(6) During the Standstill Period (as defined below), Stockholders shall not, and shall not permit LAI to, directly or indirectly, without the prior written consent of Acquiror:
(a) acquire, agree to acquire or make any public proposal to acquire, directly or indirectly, beneficial ownership of Acquiror Common Stock, or securities of the Acquiror that are convertible into Acquiror Common Stock (other than (i) the delivery of Shares pursuant to the Merger Agreement or (ii) the acquisition of shares of Acquiror Common Stock or other securities of Acquiror as a result of any stock splits, stock dividends or other distributions or recapitalizations or offerings made available by Acquiror to holders of Acquiror Common Stock, including rights offerings), or enter into any contract, arrangement, understanding or relationship (other than the Merger Agreement) which gives Stockholders the economic equivalent of ownership of Acquiror Common Stock due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Acquiror Common Stock or of any interest therein, or otherwise enter into a derivative transaction with respect to Acquiror Common Stock;
(b) deposit any shares of Acquiror Common Stock in a voting trust or similar arrangement or subject any shares of Acquiror Common Stock to any voting agreement, pooling arrangement or similar arrangement (other than (w) with another Stockholder, or with LAI or any direct or indirect subsidiaries, or fund managed by a controlled affiliate, of LAI, or (x) any transaction contemplated by the Merger Agreement), or grant any proxy with respect to any shares of Acquiror Common Stock (other than to (y) Acquiror or a person specified by Acquiror in a proxy card provided to stockholders by or on behalf of Acquiror or (z) another Stockholder, or LAI or any direct or indirect subsidiaries, or fund managed by a controlled affiliate, of LAI);

(c) enter, agree to enter, propose or offer to enter into or facilitate any merger, business combination, tender offer, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving Acquiror or any of its subsidiaries;
(d) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote, or advise or knowingly influence any person (other than a controlled affiliate of LAI ) with respect to the voting of, any voting securities of Acquiror or its subsidiaries;
(e) call, or seek to call, a meeting of the stockholders of Acquiror or initiate any stockholder proposal for action by stockholders of Acquiror;
(f) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than with another Stockholder or an Affiliate of any Stockholder or LAI, or any direct or indirect subsidiaries, or fund managed by a controlled affiliate, of LAI), with respect to any voting securities of Acquiror;
(g) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Acquiror;
(h) publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;
(i) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing; or
(j) propose, seek or request permission to do any of the foregoing, request to amend or waive any provision of this Section 6 (including, without limitation, this clause (j)), make or seek permission to make any public announcement with respect to any of the foregoing or take any action that such person reasonably believes will require Acquiror to make a public announcement regarding the possibility of a business combination, merger or other type or transaction described above.
The foregoing will not be interpreted as preventing or restricting in any manner any right Stockholders may have, pursuant to a separate agreement with Acquiror, to designate an individual to serve as a member of Acquiror’s board of directors (the “Board”), or to have observer status, or any other rights arising between Acquiror, on the one hand, and Stockholders or any Affiliate of Stockholders, on the other hand, pursuant to any other agreement, or as restricting in any manner any individual designated by any Stockholder to serve as a member of the Board, or as an observer, from serving in his or her capacity as such and exercising all rights and responsibilities relating thereto.

For purposes of the foregoing, “Standstill Period” shall mean the period from the date hereof until the later of (x) the date on which there are no Stockholder-designated directors on the Board and Stockholders have no right to designate a director to the Board pursuant to the Director Appointment Letter, of even date hereof, and (y) the first date on which Stockholders and LAI no longer beneficially own Shares representing 5% or more of the outstanding shares of Acquiror Common Stock.
(7) Until the expiration of the Standstill Period, each Stockholder agrees (x) to cause each Share beneficially owned by it to be present in person or represented by proxy at all meetings of stockholders of Acquiror, so that each such Share shall be counted as present for determining the presence of a quorum at such meetings and (y) at any meeting of stockholders of Acquiror at which directors are to be elected to the Board, to cause each such Share to be voted in favor of those persons nominated by the Board or the Nominating and Corporate Governance Committee of the Board.
[Signature Page Follows]

Very truly yours,
PROMETHEUS SENIOR QUARTERS LLC,
a Delaware limited liability company

By:	LF Strategic Realty Investors II L.P.,
LFSRI II Alternative Partnership L.P. and LFSRI II-CADIM Alternative Partnership L.P.,
its Managing Members

By:	Lazard Frères Real Estate Investors L.L.C.,
their General Partner

By:	/s/ Matthew J. Lustig
	Name:	Matthew J. Lustig
	Title:	Managing Principal

[Signature Page of Lock-Up Agreement]

LAZARD SENIOR HOUSING PARTNERS LP, a Delaware limited partnership
By:	Lazard Senior Housing Partners GP LLC,
its General Partner

By:	/s/ Matthew J. Lustig
	Name:	Matthew J. Lustig
	Title:	Managing Principal and Chief Executive Officer

LSHP COINVESTMENT PARTNERSHIP I LP, a Delaware limited partnership
By:	LSHP Coinvestment I GP LLC,
its General Partner

By:	/s/ Matthew J. Lustig
	Name:	Matthew J. Lustig
	Title:	Managing Principal and Chief Executive Officer
[Signature Page of Lock-Up Agreement]

Accepted and agreed to as of the date first written above: VENTAS, INC., a Delaware corporation
By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President, Chief Administrative Officer and General Counsel

[Signature Page of Lock-Up Agreement]